Exhibit 99.2

LAYNE CHRISTENSEN

ANNOUNCES CLOSING OF SALE OF

HEAVY CIVIL BUSINESS

THE WOODLANDS, TEXAS, Monday, May 1, 2017 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced the closing of the previously disclosed sale of its Heavy Civil business to a newly-formed entity owned by private investors, including members of the current Heavy Civil senior management team, for $10.1 million before an estimated negative working capital adjustment of approximately $4.3 million related to a reduction in working capital since entering into the asset purchase agreement in February.   Net cash proceeds to Layne are expected to be approximately $4.8 million after the working capital adjustment and transaction costs associated with the sale.  The transaction will result in a book loss in the first quarter of fiscal 2018.  The net book value of the Heavy Civil business at the transaction closing date is estimated to be approximately $23 million. Layne expects to use the net proceeds from the sale for general corporate purposes and growth opportunities in its core businesses.

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “The sale of our Heavy Civil business is consistent with our previously announced strategy to simplify and restructure our operating portfolio and will enable us to concentrate on growing our core water infrastructure businesses, while reducing our overall risk exposure to large construction projects.”

Stinson Leonard Street LLP acted as exclusive legal advisor, and Houlihan Lokey acted as exclusive financial advisor to Layne on this transaction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intend," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Jack Lascar

713-529-6600

jlascar@dennardlascar.com

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